Exhibit 99.1

Editorial Contacts:

Heather Sieberg, 650.603.5104 Mercury hsieberg@mercury.com

Elizabeth Crosta, 415.677.2800, Ogilvy Public Relations Elizabeth.Crosta@ogilvypr.com

For Immediate Release

MERCURY APPOINTS SANDRA ESCHER GENERAL COUNSEL

Industry Veteran Joins Mercury Executive Leadership Team

MOUNTAIN VIEW, CALIF. – FEBRUARY 27, 2006 – Today, Mercury Interactive Corporation (OTC: MERQ), the global leader in business technology optimization (BTO) software, announced that industry veteran, Sandra Escher, has joined the company as senior vice president, global general counsel. Escher brings nearly 20 years of legal experience to Mercury, most recently as the senior vice president and general counsel of Silicon Graphics, Inc.

“Sandra brings extensive experience in corporate, securities, business practice, and intellectual property law, as well as mergers and acquisitions (M&A) and contract negotiations to Mercury,” said David Murphy, chief financial officer at Mercury. “Sandra is a valuable addition to our executive team, and I am pleased to have her join Mercury in this important role.”

Escher earned a B.A. degree in government and economics from Smith College in Northampton, Massachusetts and a J.D. degree from the University of California, Hastings College of the Law. She is a member of the Nomination Evaluation Committee for the National Medal of Technology, awarded annually to America’s leading innovators by the President of the United States of America.

ABOUT MERCURY

Mercury Interactive Corporation (OTC: MERQ), the global leader in business technology optimization (BTO) software, is committed to helping customers optimize the business value of information technology. Founded in 1989, Mercury conducts business worldwide and is one of the largest enterprise software companies today. Mercury provides software and services for IT Governance, Application Delivery, and Application Management. Customers worldwide rely on

Mercury offerings to govern the priorities, processes and people of IT and test and manage the quality and performance of business-critical applications. Mercury BTO offerings are complemented by technologies and services from global business partners. For more information, please visit www.mercury.com.

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